As filed with the Securities and Exchange Commission on September 9, 2009.
Registration Nos. 333-02847
333-136381
333-51439
333-51441
333-08277
333-64400
333-120337

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 (No. 333-02847)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-136381)
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (No. 333-51439)
POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-8 (No. 333-51441)
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (No. 333-08277)
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (No. 333-64400)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-120337)
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Cooper Industries plc
(Exact name of registrant as specified in its charter)

Ireland	98-0632292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5 Fitzwilliam Square
Dublin 2, Ireland
(Address of Principal Executive Offices)
Amended and Restated Cooper Industries plc Directors’ Stock Plan
Cooper Industries plc Amended and Restated Directors’ Retainer Fee Stock Plan
Cooper Industries Amended and Restated Management Annual Incentive Plan
Cooper Industries plc Amended and Restated Stock Incentive Plan
(Full Title of the Plans)
Terrance V. Helz
Associate General Counsel and Secretary
600 Travis, Suite 5600
Houston, Texas 77002
(Name and address of agent for service)
(713) 209-8400
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be	Proposed maximum	Proposed maximum	Amount of
	registered	offering price per share	aggregate offering price	registration fee
Ordinary shares, par value $0.01 per share	(1)	(1)	(1)	(1)
Preferred share purchase rights	(2)	(2)	(2)	(2)

(1)	No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statements on Form S-8 (Registration Nos. 333-02847, 333-136381, 333-51439, 333-51441, 333-08277, 333-64400 and 333-120337). Therefore, no further registration fee is required.

(2)	Preferred share purchase rights initially are attached to and trade with the ordinary shares of the Registrant. One right will be issued with each ordinary share. Value attributable to such rights, if any, is reflected in the market price of the ordinary shares.

EXPLANATORY NOTE
     This Post-Effective Amendment (this “Post-Effective Amendment”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Cooper Industries plc, an Irish public limited company (the “Company”), as successor issuer to Cooper Industries, Ltd., a Bermuda company (“Cooper-Bermuda”). Pursuant to a scheme of arrangement under Bermuda law, on September 8, 2009, all of the previously outstanding Class A common shares of Cooper-Bermuda (other than Class A common shares held by subsidiaries of Cooper-Bermuda) were cancelled and each holder of cancelled Cooper-Bermuda Class A common shares received ordinary shares of the Company on a one-for-one basis in respect thereof (the “Transaction”). As a result of the Transaction, Cooper-Bermuda became a wholly owned subsidiary of the Company. In connection with the Transaction, the Company assumed Cooper-Bermuda’s existing obligations in connection with awards granted under Cooper-Bermuda’s incentive plans and other similar employee awards and amended such plans and awards as necessary to provide for the issuance of the Company’s ordinary shares rather than Cooper-Bermuda’s Class A common shares upon the exercise of awards. In addition, in connection with the Transaction, the preferred share purchase rights that were associated with the Class A common shares of Cooper-Bermuda (the “Old Rights”) were replaced with new preferred share purchase rights associated with the ordinary shares of the Company (the “New Rights”). This Post-Effective Amendment pertains to the adoption by the Company of the following registration statements on Form S-8 (each, as amended by this Post-Effective Amendment, a “Registration Statement”): (i) Registration No. 333-02847; (ii) Registration No. 333-136381 (iii) Registration No. 333-51439; (iv) Registration No. 333-51441; (v) Registration No. 333-08277; (vi) Registration No. 333-64400; and (vii) Registration No. 333-120337. The Company expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to Registration Nos. 333-136381 and 333-120337, this is Post-Effective Amendment No. 1. With respect to Registration Nos. 333-51439, 333-08277 and 333-64400, this is Post-Effective Amendment No. 2. With respect to Registration No. 333-02847, this is Post-Effective Amendment No. 3. With respect to Registration No. 333-51441, this is Post-Effective Amendment No. 4. Registration fees were paid at the time of filing of the original Registration Statements.
     In accordance with an undertaking contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, this Post-Effective Amendment hereby removes from registration any of the Old Rights previously registered on any of the Registration Statements that remain unsold under such Registration Statements as of the date hereof. The respective Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Old Rights.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents filed by Cooper-Bermuda, or by the Company as successor issuer, with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
(1)	Cooper-Bermuda’s Annual Report on Form 10-K for the year ended December 31, 2008;

(2)	Cooper-Bermuda’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

(3)	Cooper-Bermuda’s Current Reports on Form 8-K filed with the Commission on May 4, 2009, June 9, 2009, August 19, 2009 and September 1, 2009;

(4)	The Company’s Current Report on Form 8-K filed with the Commission on September 9, 2009; and

(5)	The descriptions of the Company’s ordinary shares and the associated New Rights included in Items 8.01 and 1.01, respectively, of the Company’s Current Report on Form 8-K filed with the Commission on September 9, 2009, including any amendment or report filed for the purpose of updating any such description.
     Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to any Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in such Registration Statement and to be part of such Registration Statement from the date of filing of such document. Any statement contained in any Registration Statement (including any further amendment thereto) or in a document incorporated or deemed to be incorporated by reference in such Registration Statement shall be deemed to be modified or superseded for purposes of such Registration Statement to the extent that a statement contained in such Registration Statement (including any further amendment thereto) or in any document filed subsequent to the date of this Post-Effective Amendment that also is or is deemed to be incorporated by reference in such Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of such Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     The Company’s articles of association confer an indemnity on its directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts 1963-2009 (the “Irish Companies Acts”). The Irish Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of the Company. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director or secretary and the company.
     In addition, the Company’s articles of association provide that the Company shall indemnify any current or former executive of the Company (excluding any directors or Secretary) or any person who is serving or has served at the request of the Company as a director, executive or trustee of another company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which he or she was, is, or is threatened to be made a party by reason of the fact that he or she is or was such a director, executive or trustee, provided always that such indemnity shall not extend to any matter which would render it void pursuant to the Irish Companies Acts. In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify each such person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     The directors of the Company may on a case-by-case basis decide at their discretion that it is in the best interest of the Company to indemnify an individual director from any liability arising from his or her position as a director of the Company. However, this discretion must be exercised bona fide in the best interests of the Company as a whole.
     Irish companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers. The Company has purchased and maintains a directors’ and officers’ liability policy.
     In connection with the Transaction, Cooper-Bermuda and the Company are entering into deeds of indemnification with each of the directors of the Company and its Secretary (the “Director and Secretary indemnification agreements”) that provide that Cooper-Bermuda will indemnify the indemnitee to the fullest extent permitted by law against claims related to the indemnitee’s service to the Company (or to Cooper-Bermuda prior to the Transaction Time), except for claims relating to actions by the indemnitee that are determined by a court to constitute fraud or dishonesty in the performance of his or her duties to the Company or, prior to the Transaction Time, to Cooper-Bermuda. The Director and Secretary indemnification agreements also provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be paid promptly as they are incurred, provided that the indemnitee must repay any such expense advance to the extent that the indemnitee is adjudged by the High Court of Ireland or the court in which such action was brought to be liable for fraud or dishonesty in the performance of his or her duties to the Company or, prior to the Transaction Time, to Cooper-Bermuda. Prior to seeking an indemnification payment or expense advance under the Director and Secretary indemnification agreement, the indemnitee shall seek an indemnification payment or expense advance under any applicable insurance policy and shall request that the Company consider in its discretion whether to make such indemnification payment or expense advance. In the event an indemnification payment or expense advance is not received pursuant to an insurance policy, or from the Company, within 60 calendar days of the later of the indemnitee’s request of the insurer and his or her request of the Company, the indemnitee shall be entitled to receive such indemnification payment or expense advancement from Cooper-Bermuda pursuant to the terms of the Director and Secretary indemnification agreement. In the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows the Company to indemnify the indemnitee under its articles of association as then in effect, the Company will provide such indemnification to the indemnitee and will reimburse Cooper-Bermuda for any indemnification or expense advance previously made by Cooper-Bermuda in connection with such claim.
     In connection with the Transaction, Cooper-Bermuda and the Company are entering into deeds of indemnification with each of the executives of the Company (other than the directors and Secretary) (the “Officer indemnification agreements”) that provide that the Company will indemnify the indemnitee to the fullest extent permitted by law against claims related to the indemnitee’s service to the Company (or to Cooper-Bermuda prior to the Transaction Time), except for claims relating to actions by the indemnitee that are determined by a court to constitute fraud or dishonesty in the performance of his or her duties to the Company or, prior to the Transaction Time, to Cooper-Bermuda. The Officer indemnification agreements also provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be paid promptly as they are incurred, provided that the indemnitee must repay any such expense advance to the extent that the indemnitee is adjudged by the High Court of Ireland or the court in which such action was brought to be liable for fraud or dishonesty in the performance of his or her duties to the Company or, prior to the Transaction Time, to Cooper-Bermuda.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     For the list of exhibits, see the Exhibit Index to this Post-Effective Amendment, which is incorporated into this Item 8 by reference.
Item 9. Undertakings

1. The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to any Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of such Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in such Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in such effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in such Registration Statement or any material change to such information in such Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in such Registration Statement;
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in any Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 9th day of September, 2009.

COOPER INDUSTRIES PLC (Registrant)
By:	/s/ Terry A. Klebe
Terry A. Klebe
Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kirk S. Hachigian

Kirk S. Hachigian	Chairman, President and Chief Executive Officer	September 9, 2009
(principal executive officer)

/s/ Terry A. Klebe

Terry A. Klebe	Senior Vice President and Chief Financial Officer	September 9, 2009
(principal financial officer)

/s/ Rick L. Johnson

Rick L. Johnson	Vice President, Controller and Chief Accounting Officer	September 9, 2009
(principal accounting officer)

/s/ Ivor J. Evans

Ivor J. Evans	Director	September 9, 2009

/s/ Lawrence D. Kingsley

Lawrence D. Kingsley	Director	September 9, 2009

/s/ James R. Wilson

James R. Wilson	Director	September 9, 2009

/s/ Stephen G. Butler

Stephen G. Butler	Director	September 9, 2009

/s/ Dan F. Smith

Dan F. Smith	Director	September 9, 2009

/s/ Gerald B. Smith

Gerald B. Smith	Director	September 9, 2009

/s/ Mark S. Thompson

Mark S. Thompson	Director	September 9, 2009

/s/ Robert M. Devlin

Robert M. Devlin	Director	September 9, 2009

Name	Title	Date

/s/ Linda A. Hill

Linda A. Hill	Director	September 9, 2009

/s/ James J. Postl

James J. Postl	Director	September 9, 2009

*By	/s/ Terrance V. Helz
Terrance V. Helz
Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Memorandum and Articles of Association of Cooper Industries plc (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 9, 2009)

4.2	Certificate of Incorporation of Cooper Industries plc (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on September 9, 2009)

4.3	Second Amended and Restated Rights Agreement dated as of September 8, 2009 between Cooper Industries plc, Cooper Industries, Ltd. and Computershare Trust Company, N.A. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on September 9, 2009)

5.1	Opinion of counsel*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of counsel (included in Exhibit 5.1)

24.1	Powers of Attorney*

99.1	Amended and Restated Cooper Industries plc Directors’ Stock Plan (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on September 9, 2009)

99.2	Cooper Industries plc Amended and Restated Directors’ Retainer Fee Stock Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on September 9, 2009)

99.3	Cooper Industries Amended and Restated Management Annual Incentive Plan (Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on September 9, 2009)

99.4	First Amendment to Cooper Industries Amended and Restated Management Annual Incentive Plan (Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on September 9, 2009)

99.4	Cooper Industries plc Amended and Restated Stock Incentive Plan (Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on September 9, 2009)

*	Filed herewith